Exhibit 10.1
SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Separation Agreement and Release of All Claims (“Agreement”) between David W. Heard (“Executive”) and Somera Communications, Inc., including any and all affiliated companies (“Company”), sets forth the agreed upon terms and conditions concerning the termination of Executive’s employment with Company. These terms and conditions are as follows:
     1. Termination of Employment. By entering into this Agreement, Executive hereby agrees and understands that his employment with Company shall terminate effective July 1, 2006, unless such employment is extended for the Transitional Period in accordance with Section 2(b) hereof. After the Separation Date (as defined below), if agreed by the Company and Executive, the Executive may serve the Company as a member of the Somera Advisory Board.
     2. Separation Pay.
     (a) In consideration for Executive entering into this Agreement, and in resolution of all claims of Executive, including without limitation claims under that certain Employment Agreement dated and effective as of April 20, 2004 made by and between Company and Executive (the “Employment Agreement,” capitalized terms used herein but not defined herein having the meanings given in the Employment Agreement), as the result of the termination of Executive’s employment by the Company, the Company shall pay Executive twelve (12) months pay, $375,000. Company agrees that Executive shall be paid this separation amount in one lump sum on the Separation Date, subject to Sections 8 and 9 and with all other terms of this Agreement.
     (b) In addition to the amount provided in Section 2(a), if (i) prior to July 1, 2006 the Company has entered into a definitive merger or other agreement (“DA”) that would result in a “change of control” of the Company, (ii) prior to July 1, 2006 the other party to the DA (“Acquirer”) has requested in writing that Executive remain as an employee or consultant for a transitional period (specified in such request) of up to 90 days after the execution of the DA (the “Transitional Period”) on terms at least as favorable as the terms under which Executive is currently employed (in being understood that Executive’s duties shall be to assist in the transition of the change of control of the Company, and that Executive may not be chief executive officer of the Company for some or all of the Transitional Period) and (iii) Executive, at Executive’s option, remains an employee or consultant of the Company to the end of the Transitional Period (but in no event longer than 90 days after the execution of the DA), then in addition to the amount payable under Section 2(a), the Company shall pay to the Executive as a lump sum on the Separation Date, an additional separation amount equal to three (3) months pay, or $93,750.
     (c) For purposes of this Agreement, the term “Separation Date” means July 1, 2006 unless Section 2(b) is applicable, in which case, the Separation Date means the final day of the Transitional Period or such earlier date on which Executive’s employment terminates. If Section 2(b) is applicable and Executive’s employment ends prior to the last day of the Transitional Period, the Company (i) will make the payment required under Section 2(a) on the Separation Date regardless of the reason for such termination and (ii) will make the payment required under Section 2(b) on the Separation Date if such termination is in circumstances described in clauses (i), (ii) or (iii) of the first sentence of Section 7(c) (Change of Control) of the Employment Agreement.
     (d) Executive’s rights with respect to the Initial Option shall be governed by the terms of the Employment Agreement, the Option Plan and the appropriate Option Agreement.
     (e) Executive acknowledges the Company is not otherwise obligated to provide Executive these amounts, and is doing so only as a term and condition of this Agreement, including without limitation, Executives agreements in Sections 5, 6 and 10 through 14 hereof..
     3. Final Compensation. As of the Separation Date, and except for the obligations created by this Agreement that are due and payable after the Separation Date, Executive shall be paid all compensation to which he is entitled in connection with his employment with Company, including salary and accrued vacation up to and including the Separation Date.

     4. Health Insurance Coverage. Executive’s health benefits under Company’s medical, dental, vision and other plans (the “Company Plans”) will terminate effective as of 11:59 p.m. on the Separation Date. Upon Company ceasing to provide Executive health benefits under the Company Plans, Executive and each eligible dependent who constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, will be eligible to continue coverage under the Company Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), within the time period prescribed pursuant to COBRA. As additional consideration for Executive entering into this Agreement, Company shall waive the cost for Executive to continue Executive’s group medical coverage with Company as provided in Section 7(a) of the Employment Agreement for a period of 12 months, ending on the first anniversary of the Separation Date or, if earlier, the date Executive obtains equivalent coverage elsewhere. At that time, Executive may continue coverage under COBRA at the executive’s own expense. Except as specifically provided herein or as otherwise required by law, Executive will not be entitled to accrue or otherwise enjoy any Executive fringe benefits, including, but not limited to, vacation, 401(k), life insurance or any disability benefits following the Separation Date.
     5. Release and Discharge of Claims. In consideration for the premises and covenants contained herein, Executive irrevocably and unconditionally releases and discharges Company and all affiliated and related entities, and their respective agents, officers, shareholders, Executives, subsidiaries, predecessors, successors and assigns, from any and all claims, liabilities, obligations, promises, causes of actions, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, arising from or related or attributable to Executive’s employment with Company or his separation from such employment (“Claims”). Such Claims include, but are not limited to, claims based upon any violation of Company’s policies and regulations or any written or oral contract or Agreement between Company and Executive, claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S. Code section 1983, the United States or Texas Constitutions, the Americans With Disabilities Act, the Family Medical Leave Act, the Texas Commission on Human Rights Act, Texas Payday Law, Federal or State wage and hour laws (including but not limited to claims relating to the date of payment of Executive’s accrued vacation time), or any other State of Federal statutes or laws. Executive further acknowledges that such Claims also include claims based on the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Executive further covenants and agrees not to sue the Company and all affiliated and related entities, and their respective agents, officers, shareholders, executives, subsidiaries, predecessors, successors and assigns, in connection with any of the above-mentioned Claims.
     6. General Release. Executive understands that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to the above-referenced matters and disputes. Executive acknowledges that any and all rights granted him under any Federal or State law or regulation that may limit or purport to limit the scope of his releases hereunder, are hereby expressly waived to the maximum extent permitted by law.
Executive further acknowledges that he is aware that after executing this Agreement, Executive or Executive’s agents may discover claims or facts in addition to or different from those that he now knows of with respect to the subject matter of this Agreement, but it is Executive’s intention to release all such claims.
     7. No Admission of Liability. The parties understand, acknowledge and agree that this is a voluntary Agreement, and that the furnishing of consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by either party, each party expressly denying liability for any and all claims.
     8. Review of Agreement. Executive acknowledges that he has been given at least twenty-one (21) days to review and consider this Agreement, and that he had the right to, and was encouraged to, consult with legal counsel regarding this Agreement.
     9. Revocation Period. Executive further acknowledges that he has been advised that he has seven (7) days from the date this Agreement is signed to revoke this Agreement. To be effective, the revocation must be in writing and must be received by the Vice President of Human Resources of the Company on or before midnight on the seventh (7th) day after this Agreement is signed. Company’s obligation to provide any amounts or other benefits under this Agreement does not become final and binding until the expiration of the seven (7) day revocation period and so long as this Agreement has not been revoked during such period.

     10. Confidentiality. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and Company (the “Confidentiality Agreement”). Executive understands that the Confidentiality Agreement remains in full force and effect. Executive shall return all Company property and confidential and proprietary information in Executive’s possession to Company within five (5) days of the Separation Date. Executive further understands that the terms of this Agreement, and the negotiations hereof, shall be considered confidential information of Company for purposes of the Confidentiality Agreement.
     11. Return of Property. Executive represents, and acknowledges that he has returned or will return within fifteen (15) days after the Separation Date to Company all property of Company in his possession or under his control, including but not limited to files, laptop computer, all related software, office keys and credit cards; provided that Executive may retain his cellular phone and related equipment. Executive further represents that warrants that from and after fifteen (15) days after the Separation Date he will have no Company properly in his possession or under his control, including hard copy or electronically stored documents, computer disks, written policies or procedures or other documents pertaining to any past, present or known prospective clients of Company, and that he has not given and will not give these or similar items to any third party, except in the course and scope of his employment with Company.
     12. Non-competition/Non-solicitation. As further consideration for Company entering into this Agreement and receiving payments hereunder, Executive agrees that Executive shall continue to be bound by the terms and conditions of Section 10 of the “Employment Agreement.” Executive agrees that a business shall be deemed to compete with the Company if it competes with the Company in any line of business currently conducted by the Company in the telecommunications industry (including equipment brokerage or the providing of repair, inventory management or other services). Executive agrees and acknowledges that Executive’s right to receive the payments set forth in Section 2 of this Agreement is conditioned upon Executive adhering to the provisions of Section 10 of the Employment Agreement.
     13. No Cooperation. Executive agrees that Executive will not act in any manner that might damage the business of the Company. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, Executive, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.
     14. Non-Disparagement. Each of the Parties agrees to refrain from any defamation, libel or slander of the other Party, and in the case of the Company, its officers, directors, Executives, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, or tortious interference with the contracts and relationships of the other Party, and in the case of the Company, its officers, directors, Executives, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.
     15. Breach; Remedies.
     (a) Executive acknowledges that Executive’s agreements in Section 12 are crucially important to the Company and that Company would not enter into this Agreement in the absence of agreements. Accordingly, Executive agrees that the breach by Executive of Section 12 of this Agreement will result in the immediate forfeiture of all Executive’s rights under this Agreement, and the event of any such breach, and without limiting the Company’s rights with respect to such breach, Executive will immediately return to the Company 80% of any payment Executive has previously received under Section 2 of this Agreement.
     (b) Executive agrees that Executive’s breach of any provision of this Agreement will result in irreparable harm and injury to the Company, that money damages alone will be insufficient or undeterminable, and that such breach will entitle the Company, as a matter of right and without limitation of any other remedy available to it, including the recovery of damages, to immediate injunctive relief in any court of competent jurisdiction, it being intended that all rights and remedies of the Company under this Agreement are cumulative and nonexclusive of such other rights or remedies. Executive further agrees that Executive will pay for any applicable attorneys’ fees and court costs incurred by the Company if the Company is required to seek the enforcement of or to defend the terms of this Agreement.

     16. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement between the Company and Executive which is incorporated by reference herein.
     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. General Interpretation. The terms of this Agreement have been prepared by the parties to this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.
     19. Entire Agreement. This Agreement, together with the Arbitration Agreement, the Confidentiality Agreement, the Employment Agreement, and the Insider Trading Agreement incorporated by reference herein, constitutes the complete understanding between Company and Executive. No other obligations or agreements shall be binding unless in writing and signed by these parties. The parties represent to each other that they are not relying on any other agreement or oral representations not fully expressed in this Agreement and the agreements incorporated by reference herein. This Agreement, together with the Arbitration Agreement, the Confidentiality Agreement, the Employment Agreement, and the Transition Plan, incorporated by reference herein, sets forth the entire Agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.
     20. Governing Law. This Proposal will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions). To the extent this Agreement refers to or incorporates any agreement or provision that purports to be governed by California law, including without limitation the non-compete provision contained in Section 10(a) of the Employment Agreement, such agreement or provision will, for all purposes of this Agreement, be governed by the laws of the State of Texas (with the exception of its conflicts of laws provisions).
THE ABOVE TERMS AND CONDITIONS ARE HEREBY AGREED TO BY THE UNDERSIGNED PARTIES.

Dated: June 24, 2006	Dated: June 24, 2006

COMPANY	EXECUTIVE

/s/ Lynda Starnes	/s/ David W. Heard

By: Lynda Starnes	By: David W. Heard
Vice President, Human Resources	President and CEO

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